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                                  SCHEDULE 14A
                                 (Rule 14a-101)


                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/   /    Preliminary Proxy Statement
/   /    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
/   /    Definitive Proxy Statement
/   /    Definitive Additional Materials
/ X /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            PRINTCAFE SOFTWARE, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     1)  Amount Previously Paid:
         $
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     2)  Form, Schedule or Registration Statement No.:
         Form S-4

     3)  Filing Party:


     4)  Date Filed:

From:     Andy Schaer
To:       Employees
CC:
Subject:  Letter sent to customers


FYI. The following letter from Marc Olin and Guy Gecht, Chairman and CEO of EFI, was sent to our customers last night.


Dear [customer first name or Mr./Ms. plus last name],

We are pleased to announce that Electronics for Imaging has reached an agreement to acquire Printcafe, pending regulatory and shareholder approval. We are writing to introduce you to EFI and to assure you that completion of this transaction will enhance the capabilities and reach of Printcafe's technology and services for its customers.

Many of you are already familiar with EFI as the company that invented the Fiery(R), the world's most popular print server. For those of you not familiar with EFI, a brief introduction: A world leader in imaging solutions, EFI is a publicly held company, with annual revenues in excess of $350 million and significant financial resources. The company is headquartered in Foster City, California, with over 20 offices worldwide and approximately 1,000 employees.

EFI offers customers greater productivity, cost efficiency and high fidelity output through advanced pre-press applications for imposition, document management, trapping and scanning. The company's goal is to offer the widest range of local and remote inkjet proofing solutions, and the industry's most flexible and powerful variable data solution. Over the past decade, the company has pioneered many innovative and award-winning imaging solutions, including Fiery print servers and Velocity(tm) workflow software for production printing. Today, there are nearly a million Fierys installed worldwide.

Moving forward, we will continue to support widely deployed print workflows and any possible integration based upon industry standards. Together, EFI and Printcafe strongly support current industry efforts to establish standards that promote interoperability between different components to establish a fully functional Computerized Integrated Manufacturing (CIM) environment. Together, our solutions will help professional printers build unified, intelligent and efficient workflows for offset and digital color printing processes. Our vision is that Printcafe will become even more successful supported by EFI's deep resources.

We are committed to making the process of merging Printcafe with EFI as transparent as possible. Printcafe's business will continue as usual while the acquisition closes. Following the acquisition, it is our intent to operate Printcafe with minimal impact to its current operations. In fact, many aspects of doing business with Printcafe will remain the same - or even improve - starting with our unwavering commitment to putting customers first.

In closing, we remain dedicated to bringing you world-class technology and earning the role as your partner of choice. We look forward to a strong, long-term and mutually beneficial partnership with [company name], and will contact you again when the acquisition closes. Please don't hesitate to contact us with any questions or comments.

Best regards,

Marc Olin, Printcafe Chairman & CEO       Guy Gecht, EFI Chairman & CEO

EFI's offer to acquire Printcafe is subject to a vote of Printcafe's stockholders. We will file a Proxy Statement with the Securities and Exchange Commission describing the terms of the merger and other information about Printcafe and EFI. The Proxy Statement has not been filed as of the date of this letter and, once filed, copies may be obtained from either Printcafe or EFI or at the SEC's website www.sec.gov (http://www.sec.gov). The Proxy Statement will contain important information as to how the merger will affect investments in shares of either Printcafe or EFI and interested persons should carefully read the Proxy Statement in its entirety.

Printcafe and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its security holders in favor of the adoption of the merger agreement. The directors and executive officers of Printcafe and their beneficial ownership of Printcafe common stock are set forth in the prospectus for Printcafe's initial public offering and has been supplemented by filings on Schedule 13D/G with the SEC. You may obtain those documents free of charge at the SEC's website, www.sec.gov. Printcafe's security holders may obtain additional information regarding the interests of the foregoing people by reading the proxy statement when it becomes available.